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                                                                 [METLIFE LOGO]

First MetLife Investors Insurance Company
c/o 5 Park Plaza, Suite 1900
Irvine, CA 92614

                                March 24, 2006

U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

   Re:   First MetLife Investors Variable Annuity Account One
         First MetLife Investors Insurance Company
         File Nos. 333-125615 and 811-08306 ("Registration Statement") SEC Accession No. 0001193125-05-122069

Dear Sir or Madam:

   Pursuant to Rule 477(a) under the Securities Act of 1933, as amended, First MetLife Investors Insurance Company ("FMLI") and First MetLife Investors Variable Annuity Account One (the "Registrant") hereby request the withdrawal of Registrant's initial registration statement on Form N-4 for the NY 2 Contracts (the "Contracts"), SEC File No. 333-125615, filed with the Securities and Exchange Commission on June 8, 2005.

   FMLI and the Registrant are requesting withdrawal of the Registration Statement for the Contracts because FMLI has determined not to sell the Contracts. Therefore, FMLI and the Registrant hereby request that an order be issued granting their request for withdrawal of the Registration Statement for the Contracts as soon as is practicable. No Contracts were sold in connection with the Registration Statement.

   If you have any questions regarding this matter, please contact Tom Conner of Sutherland, Asbill & Brennan LLP at (202) 383-0590.

                                      Sincerely,

                                      First MetLife Investors Insurance Company

                                      /s/ Michele H. Abate
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                                      Michele H. Abate
                                      Assistant General Counsel
                                      Metropolitan Life Insurance Company

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U.S. Securities and Exchange Commission
Page 2

                                      First MetLife Investors Variable Annuity
                                      Account One

                                      /s/ Michele H. Abate
                                      --------------------------------------
                                      Michele H. Abate
                                      Assistant General Counsel
                                      Metropolitan Life Insurance Company

cc: W. Thomas Conner
    Robert S. Lamont